CLOSING ESCROW AGREEMENT

THIS CLOSING ESCROW AGREEMENT, dated as of the 27th day of September, 2004 (sometimes hereinafter referred to as this "Escrow Agreement" or this "Agreement"), is by and among XFORMITY, INC., a Texas corporation ("XFM"), XML - GLOBAL TECHNOLOGIES, INC., a Colorado corporation ("XML") and CLIFFORD L. NEUMAN, P.C.  (the "Escrow Agent").

W I T N E S S E T H:

WHEREAS, XFM and XML are parties to that certain Agreement and Plan of Merger, dated August 13, 2004 (the "Merger Agreement") (all initial capitalized terms used herein shall have the meaning assigned to them in the Merger Agreement unless otherwise defined herein);

WHEREAS, pursuant to the terms of the Merger Agreement, XML has agreed to acquire XFM for the the consideration specified therein, consisting of an aggregate of 71,791,936 shares of XML common stock, $.0001 par value (the "XML Common Stock") and XML warrants exercisable to purchase, in the aggregate, 23,478,000 shares of XML Common Stock (the "XML Warrants") (hereafter the XML Common Stock and XML Warrants shall collectively be referred to as the "XML Securities");

WHEREAS, Section 5.6 of the Merger Agreement requires that all of the XML Securities be delivered into escrow at the Closing for the purpose of securing the obligation of XFM under Section 4.1 of the Merger Agreement to deliver within 45 days following the Closing Date of the Agreement audited financial statements together with the report of independent public accountant of XFM ("XFM Financial Statements") and pro forma financial information ("XFM Pro Formas") in accordance with the requirements of Items 2 and 7 of Form 8-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Item 310 of Regulation SB under the Securities Act of 1933, as amended (the "Securities Act"), which XML Securities will be held in escrow in accordance with the terms hereof and for securing its obligations with respect to undisclosed liabilities as set forth in Sections 4.2 and 5.6 of the Merger Agreement.

WHEREAS, the Escrow Agent has agreed to act as escrow agent pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the mutual obligations and covenants hereafter set forth, XFM, XML and the Escrow Agent hereby covenant and agree as follows:

1.       Designation of Escrow Agent.

       XFM and XML hereby designate and appoint the Escrow Agent as escrow agent to serve in accordance with the terms of this Escrow Agreement during the Escrow Period. The Escrow Agent hereby accepts such appointment and agrees to perform the duties set forth herein.

2.        Delivery of XML Securities to Escrow.

       The parties hereby acknowledge and agree that, on the Closing Date, the parties shall deliver the following to the Escrow Agent ("Escrow Documents"):

       a.       XFM shall deliver to the Escrow Agent:
1.	Certificates representing 100% of the issued and outstanding shares of common stock of XFM ("XFM Stock"), duly endorsed in favor of XML by each of the record holders thereof ("XFM Shareholders");
2.	Subscription agreements executed by each XFM Shareholder; and
3.	Certificate of Merger to be filed with the Texas Secretary of State

       b.       XML shall deliver to the Escrow Agent:
1.	Certificates representing he XML Common Stock, registered in the names of the XFM Shareholders, pro rata;
2.	Certificates representing the XML Warrants, registered in the names of the XFM Shareholders, pro rata; and
3.	Articles of Merger to be filed with the Secretary of State of Colorado.

       The XML Securities shall be held in escrow and distributed in accordance with the terms and provisions of this Escrow Agreement.

3.       Effect of Escrow.

       Notwithstanding the delivery of the Escrow Documents to the Escrow Agent in accordance with Section 2 of this Escrow Agreement, XFM and XML agree that the merger and the other transactions provided for or contemplated in the Merger Agreement shall be deemed closed and consummated for all purposes, subject only to the conditions subsequent contained in Section 4.1 of the Merger Agreement and the requirements of Section 5(b) of this Escrow Agreement.

4.       Title to XML Securities and XFM Stock

       The Escrow Agent shall have no discretion whatsoever with respect to the management, disposition or investment of the XML Securities and is not a trustee or fiduciary to XFM, or XML or the XFM Shareholders. The Escrow Agent shall hold the Escrow Documents in accordance with this Agreement until such time as this Escrow terminates in accordance with the provisions of this Escrow Agreement:

       (a)       The XML Securities, shall be and remain the exclusive property of the XFM Shareholders and XFM Shareholders shall possess and exercise all rights of beneficial ownership with respect to such shares including, without limitation, the right to vote such shares on all matters presented to the shareholders of XML and the right to participate in any and all dividends, recapitalizations and distributions undertaken, declared and paid by XML with respect to the Shares. The delivery of the XML Securities pursuant to the terms of this Agreement to the Escrow Agent shall in no way be deemed or construed to be a transfer by XFM Shareholders of any right, title or interest in and to the XML Securities to any other party, except to the extent provided for and subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, until the XML Securities are distributed and released from escrow or this Escrow Agreement is otherwise terminated in accordance with its terms, XFM Shareholders may not sell, transfer, assign or encumber the XML Securities

       (b)       The XFM Stock shall be held by the Escrow Agent for the benefit of XML for the sole purpose of being cancelled and retired in accordance with the provisions of Section 5.1(c) of the Merger Agreement in the event this Escrow Agreement is terminated in accordance with the provisions of Section 5(b) below, or returned to the XFM Shareholders if this Escrow Agreement is terminated pursuant to the provisions of Section 5(c) below, subject in either case to reduction as set forth in Section 5(d) below.

5.       Release of Escrow Documents and Termination of Escrow.

       (a)       The Escrow Agent shall disburse Escrow Documents in accordance with the joint written instructions of XML and XFM given at any time. Without limiting the generality of the foregoing, XML and XFM may deliver a joint written instruction (reasonably satisfactory to the Escrow Agent) directing the Escrow Agent to make one or more deliveries of the Escrow Documents.

       (b)       In accordance with the Merger Agreement:
1.

within 45 days following the Closing Date, XFM has undertaken to cause to be prepared and delivered to XML the XFM Financial Statements, together with report of independent public accountant, and the XFM Pro Formas that conform, in all material respects, to the requirements of Form 8-K under the Exchange Act and Item 310 of Regulation SB under the Securities Act; and

2.

there has been filed with the Securities and Exchange Commission a Form 8-K containing the XFM Financial Statements and XFM Pro Formas in accordance with the requirements of Form 8-K under the Exchange Act.

Upon the satisfaction of the conditions set forth in Sections 5(b)(1) and (2) above, XML shall promptly prepare, execute and deliver to the Escrow Agent a written certification that the foregoing conditions of the Merger Agreement have been satisfied. Upon receipt of the XML certification, the Escrow Agent shall:
(i)	release the XML Securities from escrow and deliver them to XFM, subject to Section 5(d) below, as designated by XFM.
(ii)	deliver the Subscription Agreements of the XFM Shareholders to XML; and
(iii)	deliver the certificates representing the XFM Stock to XML for .

Upon the completion of the disbursements described in this Section 5(b), this Escrow Agreement shall terminate.

       (c)       In the event the Escrow Agent has not received the XML certification provided for in Section 5(b) above within 75 days of the Closing Date, the Escrow Agent shall:
(i)	deliver the certificates representing the XFM Stock to XFM;
(ii)	deliver the Subscription Agreements of the XFM Shareholders to XFM; and
(iii)	deliver the XML Securities to XML.

       (d)       In the event that XML or any of its permitted assigns, and their respective officers, directors, employees, owners, agents or permitted successors-in-interest (collectively, the "XML Indemnified Parties") shall have incurred a claim under Section 4.2 of 5.6 with respect to liabilities of XFM, XML shall give written notice to XFM and the Escrow Agent of such claim in the form attached hereto as Exhibit A (the "Notice of Claim"), directing the release from escrow of the amount of the Escrow Shares having a Market Value equal to the amount of the claim. For the purposes of this Escrow Agreement, Market Value shall mean the average closing bid price of the XML Common Stock on the Over-the-Counter Market as quoted on the OTC Electronic Bulletin Board for the thirty (30) trading days immediately prior to the Closing Date, as published in Bloomberg, L.P.

              (i) If XFM objects to the requested release from escrow, XFM shall, within 14 days after the receipt of the Notice of Indemnification, deliver to the Escrow Agent a notice of objection substantially in the form attached hereto as Exhibit B (the "XFM Notice of Objection"), together with proof that a copy thereof has been provided to XML in accordance with Section 16, which specifies the total amount of Escrow Shares that XFM objects to releasing (the "Disputed Amount"). If the Escrow Agent receives the XFM Notice of Objection within said 14 days, the Escrow Agent shall release to XML the amount of Escrow Shares requested by XML in the Notice of Indemnification minus the Disputed Amount, which amount may be all Escrow Shares, and shall continue to hold the Disputed Amount in accordance with the terms hereof. If the Escrow Agent does not receive the XFM Notice of Objection within said 14 days, the Escrow Agent shall release and deliver to XML the amount of Escrow Shares requested in the Notice of Indemnification.

              (ii) In the event that XFM files a XFM Notice of Objection in the manner and within the time period prescribed herein, the Escrow Agent shall retain the subject portion of the Escrow Shares, which portion may include all the Escrow Shares, until otherwise directed by either (a) a joint written instruction (reasonably satisfactory to the Escrow Agent) from XML and XFM or (b) a copy of a final and non-appealable arbitration award or judgment.

              (iii) For the purposes of this Section 5(d) the number of shares to be released in satisfaction of a claim shall be determined by the Market Value, as defined herein, of the Escrow Shares calculated on the date the Notice Claim is delivered to the Escrow Agent and XFM.

Upon the completion of the disbursements described in Section 5(c), this Escrow Agreement shall terminate.

6.       Escrow Period.

       The term of this Agreement shall commence on the date hereof and terminate as described in Section 5 herein. The period during which this Escrow Agreement shall be effective is herein referred to as the "Escrow Period."

7.       Effect of Termination Pursuant to Paragraph 5(c).

       In the event this Escrow Agreement is terminated pursuant to the provisions of Section 5(c) above, such termination shall be deemed to constitute the failure of a condition subsequent to the consummation of the merger and other transactions provided for in the Merger Agreement. In such event, the merger and all other transactions and agreements contained or provided for in the Merger Agreement shall be deemed rescinded, ab initio, for all purposes. Without limiting the generality of the foregoing, upon such termination:

       1.       All rights, obligations and undertakings of the parties under the Merger Agreement and ancillary instruments, agreements and undertakings contained therein shall be deemed terminated.

       2.       Each person who was elected or appointed as a director or executive officer of XML shall be deemed to have automatically resigned any and all positions with XML assumed, appointed or elected by virtue of the Merger Agreement.

       3.       Any and all debts, obligations, loans, extensions of credit or other payments made by XML to XFM or made on behalf of XFM to third parties between the Closing Date of the Merger Agreement and the termination date of this Escrow Agreement shall be deemed to have been advances and extensions of credit under the Credit Agreement between XML and XFM dated as of April 30, 2004 and shall be deemed to be subject to the General Security Agreement created thereunder.

8.        Escrow Agent.

       (a)       The duties and responsibilities of the Escrow Agent shall be limited to those expressly set forth in this Agreement. No implied duties of the Escrow Agent shall be read into this Agreement and the Escrow Agent shall not be subject to, or obliged to recognize any other agreement between, or direction or instruction of, any or all the parties hereto even though reference thereto may be made herein.

       (b)       In the event all or any part of the XML Securities shall be attached, garnished or levied upon pursuant to any court order, or the delivery thereof shall be stayed or enjoined by a court order, or any other order, judgment or decree shall be made or entered by any court affecting the XML Securities, or any part thereof, or any act of the Escrow Agent, the Escrow Agent is hereby expressly authorized to obey and comply with all final writs, orders, judgments or decrees so entered or issued by any court; and, if the Escrow Agent obeys or complies with such writ, order, judgment or decree, it shall not be liable to XFM or XML or to any other person by reason of such compliance.

       (c)       The Escrow Agent shall not be liable to anyone for any damages, losses or expenses incurred as a result of any act or omission of the Escrow Agent. The Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted in good faith upon the advice of counsel for the Escrow Agent given with respect to any question relating to the duties and responsibilities of the Escrow Agent under this Agreement or (ii) any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for herein, not only as to its due execution by an authorized person as to the validity and effectiveness of such instrument, but also as to the truth and accuracy of any information contained therein that the Escrow Agent shall in good faith believe to be genuine, to have been signed by a proper person or persons and to conform to the provisions of this Agreement.

       (d)       The Escrow Agent shall not be responsible for the sufficiency or accuracy, or the form, execution, validity or genuineness, of documents received hereunder, or for any description therein, nor shall it be responsible or liable in any respect on account of the identity, authority or rights of any person executing or delivering or purporting to execute or deliver any such document or this Agreement, or on account of or by reason of forgeries, false representations, or the exercise of its discretion in any particular manner, nor shall the Escrow Agent be liable for any mistake of fact or of law or any error of judgment, or for any act or omission, except as a result of its gross negligence or willful malfeasance. The Escrow Agent is not authorized and shall not disclose the name, address, or security positions of the parties or the securities held hereunder in response to requests concerning shareholder communications under Section 14 of the Exchange Act, the rules and regulations thereunder, and any similar statute, regulation, or rule in effect from time to time. Under no circumstances shall the Escrow Agent be liable for any general or consequential damages or damages caused, in whole or in part, by the action or inaction of XFM or XML or any of their respective agents or employees. The Escrow Agent shall not be liable for any damage, loss, liability, or delay caused by accidents, strikes, fire, flood, war, riot, equipment breakdown, electrical or mechanical failure, acts of God or any cause which is reasonably unavoidable or beyond its reasonable control.

       (e)       The Escrow Agent may consult with legal counsel of its own choosing and shall be fully protected in acting or refraining from acting in good faith and in accordance with the opinion of such counsel.

       (f)       In the event of a dispute between the parties hereto sufficient in the discretion of the Escrow Agent to justify its doing so, the Escrow Agent shall be entitled to tender the XML Securities into the registry or custody of any court of competent jurisdiction, to initiate such legal proceedings as it deems appropriate, and thereupon to be discharged from all further duties and liabilities under this Agreement. Any such legal action may be brought in any such court as the Escrow Agent shall determine to have jurisdiction over the XML Securities. The filing of any such legal proceedings shall not deprive the Escrow Agent of its compensation hereunder earned prior to such filing.

       (g)       The Escrow Agent shall be under no duty to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding that would result in or might cause it to incur any costs, expenses, losses or liability, unless and until it shall be indemnified with respect thereto in accordance with Section 8 of this Agreement.

       (h)       Any other controversy or claim arising out of or relating to this Agreement, or the breach of the same, shall be settled through consultation and negotiation in good faith and a spirit of mutual cooperation. However, if those attempts fail, each of the parties agrees that any dispute or controversy arising out of or in connection with this Agreement or any alleged breach hereof shall be settled by arbitration in Chicago, Illinois, pursuant to the Commercial Arbitration Rules of the AAA. If XFM and XML cannot jointly select a single arbitrator to determine the matter, one arbitrator shall be chosen by each of XFM and XML (or, if a party fails to make a choice, by the AAA on behalf of such party) and the two arbitrators so chosen will select a third (or, if they fail to make a choice, by the AAA). The decision of the single arbitrator jointly selected by XFM and XML, or, if three arbitrators are selected, the decision of any two of them will be final and binding upon the parties and the judgment of a court of competent jurisdiction may be entered thereon. The arbitrator or arbitrators shall award the costs and expenses of the arbitration, including reasonable attorneys' fees, disbursements, arbitration expenses, arbitrators' fees and the administrative fee of the AAA, to the prevailing party as shall be determined by the arbitrator or arbitrators.

9.       The Escrow Agent's Fees.

       All fees and expenses of the Escrow Agent shall be as set forth on Exhibit A attached hereto and incorporated herein and shall be paid by XML.

10.       Indemnification of the Escrow Agent.

       XML and XFM each agrees, jointly and severally, to indemnify the Escrow Agent and hold it harmless against any losses, claims, damages, liabilities and/or expenses, including reasonable costs of investigation and fees and expenses of independent counsel and disbursements (collectively, the "Escrow Agent Losses") which may be imposed upon the Escrow Agent or incurred by it in connection with the performance of its duties hereunder, including any litigation arising from this Escrow Agreement or involving its subject matter, except for Escrow Agent Losses incurred by the Escrow Agent resulting from its own gross negligence or willful misconduct. In so agreeing to indemnify and hold harmless the Escrow Agent, as among themselves, XFM on the one hand, and XML on the other, intend hereby to share equally (50% to XFM and 50% to XML) all amounts required to be paid pursuant to this Section 10. This indemnification shall survive the termination or the resignation or removal of the Escrow Agent.

11.       Resignation of the Escrow Agent.

       It is understood that the Escrow Agent reserves the right to resign as Escrow Agent at any time by giving written notice of its resignation, specifying the effective date thereof, to XFM and XML. Within thirty (30) days after receiving the aforesaid notice, XFM and XML shall appoint a successor Escrow Agent to which the Escrow Agent may distribute the property then held hereunder, less its fees, costs and expenses (including counsel fees and expenses) which may remain unpaid at that time. If a successor Escrow Agent has not been appointed and has not accepted such appointment by the end of such thirty (30) day period, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent and the fees, costs and expenses (including reasonable counsel fees and expenses) which it incurs in connection with such a proceeding shall be paid by XFM.

12.       Amendment.

       This Escrow Agreement may be amended by and upon written notice to the Escrow Agent at any time given jointly by XML and XFM, but the duties or powers or responsibilities of the Escrow Agent may not be increased without its consent. However, any successor to the business of Escrow Agent whether by reorganization or otherwise, will act with like effect as though originally named.

13.        Termination.

       This Escrow Agreement may be terminated at any time upon ten (10) calendar days' notice by an instrument executed by XML and XFM and delivered to the Escrow Agent. This Escrow Agreement shall thereupon terminate on the date specified in such notice or, if no date is specified, on the tenth business day following receipt thereof by the Escrow Agent. Such notice shall specify the disposition by the Escrow Agent of the Escrow Documents. This Escrow Agreement shall also terminate on the date that the Escrow Documents have been released according to the terms hereof.

14.       Certain Corporate Matters.

       XFM hereby appoints the following persons to serve as authorized signatories of XFM hereunder and to give any instruction contemplated hereby. The signature set forth opposite each person's name is his genuine signature.
Name	Signature
Sheldon Drobny	/s/ Sheldon Drobny

XML hereby appoints the following persons to serve as authorized signatories of XML hereunder and to give any instruction contemplated hereby. The signature set forth opposite each person's name is his genuine signature.
Name	Signature
Mark Haugejorde	/s/ Mark Haugejorde

Each of the XFM and XML may add additional authorized signatories, or revoke the authority of the above signatories, by notice to the other and to the Escrow Agent

15.       Miscellaneous.

       (a)       This Escrow Agreement is binding upon, and shall inure to the benefit of, and be enforceable by the respective beneficiaries, representatives, successors and assigns of the parties hereto.

       (b)       Other than the Merger Agreement, this Escrow Agreement contains the entire understanding of the parties with respect to the subject matter hereof. Nothing herein shall limit or affect the rights of the parties under the Merger Agreement.

       (c)       This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Colorado..

       (d)       This Escrow Agreement, and any of the notices issued pursuant hereto, may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

       (e)       Article headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Escrow Agreement.

16.        Notices.

       All notices provided for hereunder shall be in writing and shall be deemed to be given: (a) when delivered to the individual, or to an officer of the company, to which the notice is directed; or (b) three days after the same has been deposited in the United States mail sent Certified or Registered mail with Return Receipt Requested, postage prepaid and addressed as provided in this Section; or (c) when delivered by an overnight delivery service (including Federal Express or United States Express Mail) with receipt acknowledged and with all charges prepaid by the sender addressed as provided in this Section. Notices shall be directed as follows:

       if to XFM:

       XFormity, Inc.
       14333 Proton Drive
       Dallas, Texas 75244
      Fax (703) 430-2142

       Attention: Mark Haugejorde, President

       With copy to:

       Matt Hutchins, Esq.
       Andrews Kurth, LLP
       1717 Main Street
       Suite 3700
       Dallas Texas 75201
       Fax: (214) 659-4401

       if to XML:

       XML - Global Technologies, Inc.
       3000 North Dundee Road, Suite 105
       Northbrook, Illinois 60062
       Attention: Sheldon Drobny, President

       if to the Escrow Agent:

       Clifford L. Neuman, P.C.
       1507 Pine Street
       Boulder, Colorado  80302

If the date on which any action, calculation or notice required or permitted to be taken, made or given hereunder is other than a business day, then such action, calculation or notice, as the case may be, may be taken, made or given on the next succeeding business day.

       IN WITNESS WHEREOF, this Escrow Agreement has been duly executed and delivered by the duly authorized officers of XFM, XML and the Escrow Agent, on the date first above written.

       XFM:

       XFORMITY, INC.

       By:/s/ Mark Haugejorde
            Name: Mark Haugejorde
            Title: President

       XML:

       XML - GLOBAL TECHNOLOGIES, INC.

       By:/s/ Sheldon Drobny
            Name: Sheldon Drobny
            Title: President

       ESCROW AGENT:

       By: /s/ Clifford L. Neuman
            Name:  Clifford L. Neuman, P.C.
            Title:  Escrow Agent